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                             TRUSTFUNDS TAX EXEMPT TRUST

                           WRITTEN INSTRUMENT AMENDING THE
                          AGREEMENT AND DECLARATION OF TRUST

    The undersigned, being at least a majority of the Trustees of TrustFunds Tax Exempt Trust, a business trust organized under the laws of the Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated March 15, 1982 (the "Declaration of Trust"), and being authorized by the shareholders of said Trust to effect this Amendment, do hereby amend, pursuant to Section 7 of Article IX of the Declaration of Trust, effective upon the signing of this instrument, the Declaration of Trust as follows:

    Article IV, Section 7, and Article V, Section 1 of the Declaration of Trust are hereby amended in their entirety to read as follows:

                                      ARTICLE IV

    Section 7. The Trustees may, at any time and from time to time, contract for exclusive or nonexclusive advisory and/or management services with SEI Financial Management Corporation (the "Manager") a Delaware corporation, and/or any other corporation, trust, association or other organization, every such contract to comply with such requirements and restrictions as may be set forth in the By-Laws; and any such contract may contain such other terms interpretive of or in addition to said requirements and restrictions as the Trustees may determine, including, without limitation, authority to determine from time to time what investments shall be purchased, held, sold, or exchanged and what portion, if any, of the assets of the Trust shall be held uninvested and to make changes in the Trust's investments. The Trustees may also, at any time and from time to time, contract with any other corporation, trust, association or other organization, appointing it exclusive or nonexclusive distributor or principal underwriter for the Shares, every such contract may contain such other terms interpretive of or in addition to said requirements and restrictions as the Trustees may determine.

    The fact that:

         (i) any of the Shareholders, Trustees or officers of the Trust is a shareholder, director, officer, partner, or distributor or agent of or for any corporation, trust, association, or other organization, or of or for any parent or affiliate of any organization, with which an advisory or management or principal underwriter's or distributor's contract, or transfer, Shareholders services or other agency contract may have been or may hereafter be made, or that any such organization, or any parent or affiliate thereof, is a Shareholder or has an interest in the Trust, or that

         (ii) any corporation, trust, association or other organization with which an advisory or management or principal underwriter's or distributor's contract, or transfer, Shareholder services or other agency contract may have been or may hereafter be made also has

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an advisory or management contract, or principal underwriter's or distributor's contract, or transfer, Shareholder services or other agency contract with one or more other corporations, trusts, associations, or other organizations, or has other businesses or interests shall not affect the validity of any such contract or disqualify any Shareholder, Trustee or officer of the Trust from voting or executing the same or create any liability or accountability to the Trust or its Shareholders.

                                      ARTICLE V

    Section 1. The Shareholders shall have power to vote only (i) for the election or removal of Trustees as provided in Article IV. Section 1, (ii) with respect to the approval of any investment advisory contract as provided in
Article IV, Section 7, (iii) with respect to any termination of the Trust to the extent and as provided in Article IX, Section 4, (iv) with respect to any amendment of this Declaration of Trust to the extent and as provided in Article IX, Section 7, (v) to the same extent as the stockholders of a Massachusetts business corporation as to whether or not a court action, proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders, and (vi) with respect to any additional matters relating to the trust as may be required by law, this Declaration of Trust, the By-Laws or any registration of the Trust with the Commission (or any successor agency) or any state, or as the Trustees may consider necessary or desirable.

    Each whole Share shall be entitled to none vote as to any mater on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote. On any matter submitted to a vote of Shareholders all Shares of the Trust then entitled to vote, irrespective of series, shall be voted in the aggregate and not by series, except, (1) when required by the 1940 Act, shares shall be voted by individual series, in which event, unless otherwise required by the 1940 Act, a vote of Shareholders of all shares of the Trust, irrespective of series, shall not be required; and (2) when the Trustees have determined that the matter affects only the interests of one or more series, than only Shareholders of such series shall be entitled to vote thereon. There shall be no cumulative voting in the election of Trustees. Shares may be voted in person or by proxy.

    A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to the exercise of the proxy the Trust receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.

    Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required by law, this Declaration of Trust or the By-Laws to be taken by Shareholders.

    This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

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    IN WITNESS WHEREOF AND UNDER PENALTIES OF PERJURY the undersigned swear that the foregoing is their free act and deed and they have set the respective hands hereunder as of this 23rd of May, 1986.


 /s/ Alfred P. West, Jr.                     /s/ William M. Doran
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Alfred P. West, Jr.                          William M. Doran

 /s/ Edward W. Binshadler                    /s/ F. Wendell Gooch
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Edward W. Binshadler                         F. Wendell Gooch

 /s/ Richard F. Blanchard
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Richard F. Blanchard